UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): March 17, 2016
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
(858) 668-2586
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
2016 Short Term Incentive Plan
On March 17, 2016, the Compensation Committee of the Board (the "Compensation Committee") adopted the 2016 Short Term Incentive Plan (the "2016 Plan"). Under the 2016 Plan, certain of the Company's executives will be eligible to receive annual performance-based cash bonuses related to 2016 performance based on the achievement of corresponding company-wide performance targets related to quality, EBITDA and revenue, with such metrics receiving weightings of 40%, 30% and 30%, respectively. The performance target for quality will require the achievement by the Company in 2016 of certain quality metrics based on student retention, cohort default rate, 90/10 ratio, net promoter score and employee engagement.
The Compensation Committee has determined that the 2016 target bonus amounts for Messrs. Andrew S. Clark and Rodney T. Sheng and Dr. Jane L. McAuliffe are 100%, 75% and 55%, respectively, of their annual base salaries. Actual bonus amounts paid may be more or less than the target bonus amounts depending upon the level of achievement of the specified performance goals. For 2016, the Compensation Committee determined that the maximum bonus amount payable upon achievement of the performance target related to quality will be 100% of that portion of the target bonus amount, and the Compensation Committee has discretion to award bonus amounts that fall below the target amount in the event that only certain of the quality metrics are achieved. With respect to the portion of the target bonus amount payable upon achievement of the financial performance targets, the Compensation Committee determined that (i) if achieved, the minimum or threshold bonus amount will be 50% of that portion of the target bonus amount and (ii) the maximum bonus amount will be 200% of that portion of the target bonus amount. The Compensation Committee has discretion to award bonus amounts that fall in between the threshold, target and maximum amounts for achievement of performance at a level that falls in between the specified goals for the financial performance targets.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2016		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel